LETTER TO REGISTERED HOLDERS AND DTC PARTICIPANTS

Offer to Exchange

6.04% First Mortgage Bonds due 2016

which have been registered under the Securities Act of 1933

for any and all outstanding

6.04% First Mortgage Bonds due 2016

which have not been registered under the Securities Act of 1933 of

NORTHWESTERN CORPORATION

To Registered Holders and The Depository Trust Company Participants:

We are enclosing herewith the materials listed below relating to the offer by NorthWestern Corporation, a Delaware corporation (the “Company”), to exchange the Company’s 6.04% First Mortgage Bonds due 2016 (the “New Bonds”), pursuant to an offering registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding 6.04% First Mortgage Bonds due 2016 issued by the Company on September 13, 2006, which bonds have not been registered under the Securities Act (the “Original Bonds”) upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated                    , 2007, and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1. Prospectus dated	, 2007;

2. Letter of Transmittal;

3. Notice of Guaranteed Delivery;

4. Instructions to Registered Holder or DTC Participant from Beneficial Owner;

5. Letter which may be sent to your clients for whose account you hold definitive registered bonds or book-entry interests representing Original Bonds in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer; and

6. Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included with the Letter of Transmittal).

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON                 , 2007, UNLESS EXTENDED.

The Exchange Offer is not conditioned upon any minimum number of Original Bonds being tendered.

To participate in the Exchange Offer, a beneficial holder must either (i) cause to be delivered to The Bank of New York (the “Exchange Agent”), at the address set forth in the Letter of Transmittal, definitive registered bonds representing Original Bonds in proper form for transfer together with a properly executed Letter of Transmittal or (ii) cause a DTC Participant to tender such holder’s Original Bonds to the Exchange Agent’s account maintained at The Depository Trust Company (“DTC”) for the benefit of the Exchange Agent through DTC’s Automated Tender Offer Program (“ATOP”), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC’s ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Original Bonds all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent. You will need to contact those of your clients for whose account you hold definitive registered bonds or book-entry interests representing Original Bonds and seek their instructions regarding the Exchange Offer.

Pursuant to the Letter of Transmittal, each holder of Original Bonds will represent to the Company that: (i) the New Bonds or book-entry interests therein to be acquired by such holder and any beneficial owner(s) of such Original Bonds or interests therein (“Beneficial Owner(s)”) in connection with the Exchange Offer are being acquired by such holder and any Beneficial Owner(s) in the ordinary course of business of the holder and any Beneficial Owner(s), (ii) the holder and each Beneficial Owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Bonds, (iii)  the holder and each Beneficial Owner acknowledge and agree that any person who is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or is participating in the Exchange Offer for the purpose of distributing the New Bonds must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Bonds or interests therein acquired by such person and cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in certain no-action letters, (iv) the holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above and any resales of New Bonds or interests therein obtained by such holder in exchange for Original Bonds or interests therein originally acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) neither the holder nor any Beneficial Owner(s) is an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company. Upon a request by the Company, a holder or beneficial owner will deliver to the Company a legal opinion confirming its representation made in clause (v) above. If the tendering holder of Original Bonds is a broker-dealer (whether or not it is also an “affiliate”) or any Beneficial Owner(s) that will receive New Bonds for its own or their account pursuant to the Exchange Offer, the tendering holder will represent on behalf of itself and the Beneficial Owner(s) that the Original Bonds to be exchanged for the New Bonds were acquired as a result of market-making activities or other trading activities, and acknowledge on its own behalf and on the behalf of such Beneficial Owner(s) that it or they will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Bonds; provided, however, by so acknowledging and by delivering a prospectus, such tendering holder will not be deemed to admit that it or any Beneficial Owner is an “underwriter” within the meaning of the Securities Act.

The enclosed “Instructions to Registered Holder or DTC Participant from Beneficial Owner” form contains an authorization by the beneficial owners of Original Bonds for you to make the foregoing representations. You should forward this form to your clients and ask them to complete it and return it to you. You will then need to tender Original Bonds on behalf of those of your clients who ask you to do so.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Bonds to it, except as otherwise provided in the section “The Exchange Offer — Fees and Expenses” of the enclosed Prospectus.

Additional copies of the enclosed materials may be obtained from the Exchange Agent at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

NORTHWESTERN CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY OR THE EXCHANGE AGENT OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE

EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.